Exhibit 10.2

                             Amendment No. 2 to the
             Giga Information Group, Inc. 1997 Director Option Plan


           By resolution of the Board of Directors of Giga Information Group, Inc. on June 4, 2001, the following amendment to the Giga Information Group, Inc. 1997 Director Option Plan has been adopted:

           Section 5(a)(i) has been amended in its entirety to read as follows:

           "(i) On July 20 of each year, commencing on July 20, 2001, options to purchase 10,000 shares of Common Stock will be granted to each Non-Employee Director of the Company then serving as a Non-Employee Director (subject to reduction on a pro rata basis to the extent there are insufficient shares available under the Plan)."